EXHIBIT 20.7

                               A&A ADDS TWO NEW MEMBERS

                                TO BOARD OF DIRECTORS



          NEW YORK, Jan. 4 -- Frank G. Zarb, CEO and Chairman of the Board

          of Directors, Alexander & Alexander Services Inc. (A&A), today announced the election of two new directors:

               -    E. Gerald Corrigan, 53, Chairman, International

                    Advisors, Goldman, Sachs & Co., New York.

               -    Ronald A. Iles, 59, Chairman, Alexander Howden Group

                    Ltd., London, and Senior Vice President of A&A.

               Since joining Goldman, Sachs & Co. in January 1994, Mr.

          Corrigan has been involved in a wide range of strategic and transactional projects around the world for the firm and its clients.

               Mr. Corrigan previously served as President and CEO of the

          Federal Reserve Bank of New York, ending a 25-year career with the Federal Reserve System when he stepped down from this

          position in July 1993.

               He also is non-executive Chairman of the Board of Directors of the Russian-American Enterprise Fund, a position to which he was appointed by President Clinton.  He is the U.S. co-chairman of the Russian American Bankers Forum, a group involved in the development of a modern banking and financial system in the

          Russian Federation.















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               Mr. Iles, who joined Alexander Howden in 1957, was appointed

          Director of the A&A subsidiary in 1972, Managing Director in

          1977, and Chairman in 1981.

               In 1985, he was elected Senior Vice President at A&A and

          joined the company's Operations Board.  He subsequently was named

          Chairman of Alexander & Alexander Services UK plc, London, the

          parent of A&A's European operations.

               Mr. Iles is a Fellow of the Chartered Insurance Institute

          (London), an Associate of the Corporation of Insurance Brokers,

          and a Member of Lloyd's.

               Mr. Zarb noted, "Mr. Corrigan brings substantial banking and financial experience that will help us identify new areas of opportunity for A&A."

               He added, "Mr. Iles' election broadens the Board's

          international representation.  It also recognizes his substantial contributions to the success of our European operations in recent years."

               Alexander & Alexander Services Inc. [NYSE: AAL] is a global organization of professional advisers providing risk management,

          insurance brokerage and human resource management consulting services in more than 80 countries.
















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